Exhibit 10.1
SECOND AMENDMENT TO SINGLE TENANT ABSOLUTE NET LEASE
     THIS SECOND AMENDMENT TO SINGLE TENANT ABSOLUTE NET LEASE (this “Amendment”) is entered into as of this 21st day of December, 2009 (the “Second Amendment Effective Date”), by and between 10165 McKELLAR COURT, L.P., a California limited partnership (“Landlord), and QUIDEL CORPORATION, a Delaware corporation (“Tenant”).
RECITALS
     A. WHEREAS, Landlord and Tenant entered into that certain Single Tenant Absolute Net Lease dated as of December 20, 1999, as amended by that certain First Amendment to Single Tenant Absolute Net Lease dated as of December 20, 1999 (as amended by this Amendment, and as the same may have been otherwise amended, supplemented or modified from time to time, the “Lease”), whereby Tenant leases the Premises from Landlord consisting of the Building at 10165 McKellar Court, San Diego, California; and
     B. WHEREAS, Landlord and Tenant desire to extend the Lease Term and provide Tenant with three (3) renewal options of five (5) years each; and
     C. WHEREAS, Landlord and Tenant desire to modify and amend the Lease only in the respects and on the conditions hereinafter stated.
AGREEMENT
     NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:
     1. Definitions. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Lease unless otherwise defined herein.
     2. Lease Term Extension. The expiration date of the initial Lease Term is hereby changed from December 19, 2014 to December 31, 2019 (the “Initial Lease Term Expiration Date”). The aforementioned extension of the initial Lease Term shall not constitute the exercise of an extension option pursuant to Section 4.1 of the Lease.
     3. Extension Options. Tenant is hereby granted one (1) additional option to extend the Lease Term for a period of five (5) years, resulting in Tenant having the ability, pursuant to Section 4.1 of the Lease, to extend the Lease Term for three (3) additional periods of five (5) years each following the Initial Lease Term Expiration Date, subject to all the provisions of the Lease.
     4. Return of Deposit. Landlord and Tenant acknowledge that it is contemplated that BioMed Realty, L.P. (“BioMed”) will make a mortgage loan to Landlord for the purpose of refinancing Landlord’s current mortgage loan that is secured by the Premises. Upon payoff of the existing mortgage loan (to Midland Loan Services, Inc. or its successors (the “Lender”)), Landlord agrees, consistent with that certain letter, dated December 20, 1999 (the “Side Letter”), to return to Tenant the balance of that certain Tenant Improvements and Leasing Commissions escrow account, which account is held by Lender and will be returned to the Landlord upon the payoff of the existing loan. Consistent with the Side Letter, Landlord and Tenant acknowledge that the Percentage Interests in Operating Cash Flow (as defined in Section 6(c)(i) and (ii) of the Landlord’s Agreement of Limited Partnership (the “Partnership Agreement”)) of the Limited Partner (as defined in the Partnership Agreement) and the General Partner (as defined in the Partnership Agreement) will remain 78% and 22% respectively, subject to and in accordance with the Partnership Agreement.
     5. Consent to Memorandum of Lease; Subordination, Non-Disturbance and Attornment Agreement. By signing below, Landlord consents to Tenant recording a memorandum of lease to record this Lease in the form attached hereto as Exhibit A. Landlord and Tenant also agree to execute, and cause Lender to execute, a Subordination, Non-Disturbance and Attornment Agreement in the form attached hereto as Exhibit B.
     6. Condition of Premises. Tenant acknowledges that (a) it is in possession of and is fully familiar with the condition of the Premises and (b) Landlord shall have no obligation to alter, repair or otherwise prepare the Premises for Tenant’s continued occupancy or to pay for any improvements to the Premises, except as may be expressly provided in the Lease.
     7. Broker. Tenant acknowledges that BioMed will make a one-time payment of $25,000 to Cresa Partners in connection with Cresa Partners negotiating, arranging and procuring the New Term Loan Documents (as defined in the Partnership Agreement) and this Amendment. Tenant agrees to indemnify, defend and hold Landlord harmless from any and all cost or liability for compensation claimed by any broker engaged by Tenant or claiming to have been employed or engaged by it in connection with negotiating, arranging or procuring this Amendment.
     8. No Default. Landlord and Tenant each represents, warrants and covenants to the other that, to the best of its knowledge, neither party is in default of any of their respective obligations under the Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.
     9. Effect of Amendment. Except as modified by this Amendment, the Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. The covenants, agreements, terms, provisions and conditions contained in this Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and, except as otherwise provided in the Lease, their respective assigns. In the event of any conflict between the terms contained in this Amendment and the Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties. From and after the date hereof, the term “Lease” as used in the Lease shall mean the Lease, as modified by this Amendment.

     10. Miscellaneous. This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference.
     11. Counterparts. This Amendment may be executed in one or more counterparts that, when taken together, shall constitute one original.
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     IN WITNESS WHEREOF, Landlord and Tenant have hereunto set their hands as of the date and year first above written, and acknowledge that they possess the requisite authority to enter into this transaction and to execute this Amendment.

LANDLORD: 10165 MCKELLAR COURT, L.P., a California limited partnership
By:	BMR-10165 MCKELLAR COURT GP LLC, its General Partner

By:	/s/ Kevin M. Simonsen
	Name:	Kevin M. Simonsen
	Title:	VP, Real Estate Counsel

TENANT: QUIDEL CORPORATION, a Delaware corporation
By:	/s/ John M. Radak
	Name:	John M. Radak
	Title:	Chief Financial Officer

[Signature Page to Second Amendment to Lease]